UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EVERCORE PARTNERS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 3, 2008

The annual meeting of stockholders of Evercore Partners Inc. will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 3, 2008, at 9:00 a.m., local time, for the following purposes:

•	to elect six directors; and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of that meeting.

Our Board of Directors has fixed the close of business on April 9, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and any adjournments or postponements of that meeting.

To be sure that your shares are properly represented at our annual meeting, whether you attend or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed envelope. If your shares are held in the name of a bank, broker or other holder of record, their procedures should be described on the voting form they send to you.

Along with the attached proxy statement for our annual meeting, we are enclosing our 2007 Annual Report to Stockholders, which includes our financial statements.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Secretary

April 29, 2008

EVERCORE PARTNERS INC.

55 East 52nd Street

New York, New York 10055

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the annual meeting of stockholders to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 3, 2008 at 9:00 A.M. local time, and at any adjournments or postponements of the annual meeting.

This proxy statement and the enclosed proxy card or voting instruction card are first being mailed to you and other stockholders on or about April 29, 2008.

GENERAL INFORMATION

Why am I receiving this proxy statement?

Our Board of Directors, which we refer to in these proxy materials as our “Board,” is soliciting proxies for our annual meeting and we will bear the cost of this solicitation. You are receiving a proxy statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 9, 2008. Your ownership of shares on that date entitles you to vote at our annual meeting. By using the attached proxy card or voting instruction card, you are able to vote whether or not you attend our annual meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

Election of six directors and to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

What are the Board’s recommendations?

Our Board recommends a vote for the election of each of Roger C. Altman, Pedro Aspe, Francois de Saint Phalle, Gail B. Harris, Curt Hessler and Anthony N. Pritzker to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

How do I vote?

You can vote either in person at our annual meeting or by proxy without attending our annual meeting. We urge you to vote by proxy even if you plan to attend our annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the annual meeting. If you attend the annual meeting in person, you may vote at the meeting and your proxy will not be counted. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of annual meeting, proxy statement, annual report to stockholders, which we refer to in these proxy materials as our “Annual Report,” and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The notice of annual meeting, proxy statement, annual report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

How many votes must be present to hold the meeting?

The holders of a majority in voting power of the Class A common stock and Class B common stock issued and outstanding and entitled to vote at the meeting must be present in person or by proxy to hold our annual meeting.

Can I change my vote?

Yes. At any time before your proxy is voted you may change your vote by:

•	revoking it by written notice to our Corporate Secretary at Evercore Partners, Inc., 55 East 52nd Street, New York, New York;

•	delivering a later-dated proxy card; or

•	voting in person at our annual meeting.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

How many votes do I have?

If you are a holder of our Class A common stock, then you are entitled to one vote at our annual meeting for each share of our Class A common stock that you held as of the close of business on April 9, 2008.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our annual meeting equal to the total number of vested and unvested Evercore LP units you held as of the close of business on April 9, 2008.

If you hold restricted stock units, you will not be entitled to vote the shares underlying such restricted stock units until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our annual meeting will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class. Mr. Roger C. Altman and Mr. Austin M. Beutner have agreed to vote together with respect to all matters submitted to stockholders.

As of April 9, 2008, the record date for our annual meeting of stockholders, we had 11,449,214 shares of Class A common stock outstanding and voting power equal to 20,066,671 votes associated with our Class B common stock representing 20,066,671 vested and unvested Evercore LP units outstanding on such date (excluding units held by Evercore Partners, Inc., which we refer to in these proxy materials as the “Company”).

How many votes are required for the proposals to pass?

Directors are elected by a plurality vote, which means that the six director nominees with the greatest number of votes cast, even if less than a majority, will be elected.

What if I decide to abstain?

Abstentions will count as shares present for determining if a quorum is present at the annual meeting. Abstentions related to a proposal other than the election of directors will count as a “no” vote. Abstentions are inapplicable in the context of the election of directors since directors are elected by a plurality vote.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card and voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted FOR the election of each of the director nominees, and the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters in accordance with their judgment.

What if I don’t return my proxy card or voting instruction card and don’t attend our annual meeting?

If you are the stockholder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted. If your shares are held in “street name,” and you don’t give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange, your recordholder can vote your shares FOR the election of directors. For certain other proposals, if you don’t give your recordholder specific instructions and your recordholder does not have discretionary authority to vote your shares, the votes will be categorized as “broker non-votes.” “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold our annual meeting; however, a “broker non-vote” will have the effect of a no vote on proposals that require a specified percentage of the outstanding stock for approval and will have no effect on proposals that require a specified percentage of stock present in person or represented by proxy for approval.

What happens if a nominee for director declines or is unable to accept election?

If you vote by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will any one contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid.

Will the annual meeting be webcast?

Our annual meeting will not be webcast.

What do I need to do if I want to attend the annual meeting?

You do not need to make a reservation to attend the annual meeting. However, please note that you will need to demonstrate that you are a stockholder to be admitted to the meeting. If your shares are held in the name of your bank, broker or other holder of record, you will need to bring evidence of your stock ownership, such as your most recent account statement and identification. If you do not have proof that you own our stock, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders, members of their immediate families or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the annual meeting will be available to stockholders at least 10 days prior to our annual meeting at our principal executive offices located at 55 East 52nd Street, 38th floor, New York, New York 10055 during normal business hours, and at the annual meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting, and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

When is our fiscal year?

Our fiscal year ends on December 31st of each year. Our 2007 fiscal year was from January 1, 2007 through December 31, 2007. Our 2008 fiscal year will be from January 1, 2008 through December 31, 2008. When we use the term “2007” in these proxy materials, we are referring to our 2007 fiscal year.

What is the address of our principal executive offices?

Our principal executive offices are located at 55 East 52nd Street, 38th floor, New York, New York 10055.

ANNUAL REPORT

Will I receive a copy of the Annual Report?

We have enclosed our Annual Report with this proxy statement. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of the Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.evercore.com and clicking on the “Investor Relations” link;

•	writing to Investor Relations at Evercore Partners, Inc., 55 East 52nd Street, 38th floor, New York, New York 10055; or

•	telephoning us at: (212) 857-3100.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the Securities and Exchange Commission, or SEC, from the SEC’s EDGAR database at www.sec.gov.

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated six persons identified herein for election as directors, to hold office until the next annual meeting of stockholders and the election and qualification of their successors.

All directors were first elected in August 2006, except for Mr. Altman, who was elected in 2005. Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 29, 2008; and their biographical information.

Name	Age	Position
Roger C. Altman	62	Co-Chairman, Chief Executive Officer and Director
Pedro Aspe	57	Co-Chairman and Director
Francois de Saint Phalle	62	Director
Gail B. Harris	55	Director
Curt Hessler	64	Director
Anthony N. Pritzker	47	Director

Roger C. Altman, Co-Chairman and Chief Executive Officer and director, co-founded Evercore Partners in 1996. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s Management Committee and its Board. He remained in those positions until the firm was sold to Shearson/American Express. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its Investment Committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a Trustee of New York-Presbyterian Hospital, serving on its Investment Committee, and also is vice chairman of The Board of The American Museum of Natural History. He also is a Trustee of New Visions for Public Schools and is a member of The Council on Foreign Relations. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Pedro Aspe, founded Protego Asesores S. de R.L. (“Protego”) in 1996, and serves as Protego’s chairman of the board of directors and chief executive officer. Protego’s activities include financial advisory services, private equity investment management and through its subsidiary Protego Casa de Bolsa, S. A. de C. V., investment and risk management advice, trade execution and custody services for client assets. Since 1995 Mr. Aspe has been a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Mr. Aspe has held a number of positions with the Mexican government and was most recently the Minister of Finance and Public Credit of Mexico from 1988 through 1994.

Mr. Aspe is a Principal, member of the Investment Committee and chairman of the Advisory Board of Discovery Americas I L.P. (the “Discovery Fund”). Mr. Aspe serves as a director of a number of companies, including Televisa S.A. de C.V. and the McGraw Hill Companies. Mr. Aspe is a member of the Board of the Carnegie Foundation, the Advisory Board of Stanford University’s Institute of International Studies and the Visiting Committee of the Department of Economics of the Massachusetts Institute of Technology. Mr. Aspe also currently serves as chairman of the Board of Concesionaria Vuela Compañia de Aviación and Controladora Vuela Compañia de Aviación (Volaris), and a member of the Advisory Board of Marvin & Palmer and of MG Capital, in Monterrey, Mexico.

Mr. Aspe received a B.A. in Economics from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Francois de Saint Phalle, has been a private equity investor, financial advisor and investment banker for more than thirty-five years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was chief operating officer and vice chairman of Dillon, Read & Co. Inc. before it was merged into UBS. In this capacity he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989 he served as chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express which had acquired Lehman in 1984. He was named to Lehman’s Operating and Compensation Committees in 1980. Mr. de Saint Phalle is also a director of BlackRock Kelso Capital Corporation and serves on its audit and governance committees.

Mr. de Saint Phalle is a member emeritus of the Board of Visitors of Columbia College. He received his B.A. from Columbia College.

Gail B. Harris, was a partner at Simpson Thacher & Bartlett LLP (“STB”), a leading international law firm, from 1984 to 1998, specializing in corporate and securities law, with an emphasis on entertainment and media companies, as well as joint ventures, and is currently Of Counsel to the firm. While at STB, Ms. Harris also represented underwriters in public debt and equity transactions and in the development of new financial products. Ms. Harris is a director of CIGNA Life Insurance Company of New York. She is also the president of the Board of Directors of New York Cares, a leading non-profit organization providing volunteer services in New York City. Ms. Harris serves on the Dean’s Advisory Council of Stanford Law School and the Executive Committee of the Stanford Law School Board of Visitors, and has been an adjunct professor of law at Ohio State University, Moritz College of Law.

Ms. Harris received a B.A. with distinction from Stanford University and a J.D. from Stanford Law School.

Curt Hessler, has been an Adjunct Professor at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and information technology companies. In 1998, Mr. Hessler founded 101 Communications LLC, an information technology media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was vice-chairman and chief financial officer of Unisys Corporation; from 1991 to 1995, he was executive vice president of Times Mirror Company; he was chairman of I-net. Inc. during 1996; and he was president of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, executive director of President’s Economic Group, and associate director of OMB. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975. Mr. Hessler is currently a director of Learning Tree International, Inc.

Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Anthony N. Pritzker, is a co-founder of The Pritzker Group, a private investment firm representing Pritzker family interests which partners with management teams in leveraged buyouts, acquisitions and recapitalizations of middle-market companies across a broad range of manufacturing, distribution and service industry sectors, where he has served as managing partner since January 2004. He has also served as chairman of Am-Safe, Inc. since September 2004. Mr. Pritzker has over twenty years experience leading middle-market manufacturing and distribution companies. From 2000 to 2004 he served as president of Baker Tanks, a leading tank and pump equipment rental company. In 1998, he was appointed by the Marmon Group to oversee Stainless Industrial Companies, a portfolio of several industrial manufacturing companies. Mr. Pritzker served as president of Stainless Industrial Companies from January 1998 to December 2005. From 1996 to 1998 he served as the regional vice president of operations in Asia for Getz Bros. & Co. Prior to 1996, Mr. Pritzker was a group executive at the Marmon Group and directed operations at Arzo, MD Tech, Micro-Aire, Oshkosh Door and Fenestra.

Mr. Pritzker is a trustee of Cal Arts, serves as a director for Heal The Bay and is a member of the Dartmouth Board of Overseers. Mr. Pritzker graduated with a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

To find additional information on these directors, see “RELATED PARTY TRANSACTIONS AND OTHER INFORMATION.” Our Board recommends the election of each of Roger C. Altman, Pedro Aspe, Francois de Saint Phalle, Gail B. Harris, Curtis Hessler and Anthony N. Pritzker, each of whom has also been nominated by our Board’s Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, the proxies named in the enclosed proxy card will be voted FOR the election of Messrs. Altman, Aspe, de Saint Phalle, Hessler, Pritzker and Ms. Harris. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the annual meeting, the persons named as proxies in the enclosed proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

EXECUTIVE OFFICERS

Roger C. Altman, is our Co-Chairman and Chief Executive Officer, with an employment term until August 10, 2009, with automatic one year extensions unless terminated by either Mr. Altman or us.

Pedro Aspe, is our Co-Chairman, with an employment term until August 10, 2009, with automatic one year extensions unless terminated by either Mr. Aspe or us. Mr. Aspe was elected as one of our officers in connection with the Reorganization and pursuant to the Contribution and Sale Agreement, dated May 12, 2006, among us, Evercore LP, Messrs. Altman, Beutner and Aspe and the other parties named therein.

See “ELECTION OF DIRECTORS” above for further information about Messrs. Altman and Aspe.

Austin M. Beutner, (48), served as our President, Co-Chief Executive Officer, Chief Investment Officer and director, and he co-founded Evercore Partners in 1996. Mr. Beutner also served as Chairman of the Evercore Capital Partners private equity funds since 1997, Chairman of the Evercore Ventures private equity fund since 2002 and Chairman of Evercore Asset Management since 2006. From 1994 to 1996, Mr. Beutner was President and Chief Executive Officer of The U.S. Russia Investment Fund, a private investment fund capitalized with $440 million by the U.S. Government. In 1988, Mr. Beutner joined The Blackstone Group, where he became a general partner in 1989. From 1982 to 1988, Mr. Beutner worked in Smith Barney’s Mergers and Acquisitions Group and, in 1986, he helped establish the firm’s Merchant Banking Group. Mr. Beutner served on the boards of directors of American Media, Inc. and Sedgwick CMS, Inc.

Mr. Beutner serves as chairman of the board of the California Governor’s Council on Physical Fitness and Sports, as chairman of the board of directors of the California Institute of the Arts, as chairman of the board of directors of Carlthorp School and is a member of the Council on Foreign Relations. Mr. Beutner has a B.A. in Economics from Dartmouth College.

On April 7, 2008, Mr. Beutner announced his resignation from the Board, the Company and affiliated entities effective May 1, 2008.

Eduardo Mestre, (59), Co-Vice Chairman, is responsible for our corporate advisory business in the United States. From 2001 to 2004, Mr. Mestre served as chairman of Citigroup’s Global Investment Bank. From 1995 to 2001, he served as head of investment banking and, prior to that, as co-head of mergers and acquisitions at Salomon Smith Barney. As head of investment banking, Mr. Mestre led Salomon’s business integration efforts arising from the various mergers that led to the creation of Citigroup. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP.

Mr. Mestre is a member of the Executive Committee and past chairman of the Board of WNYC and is chairman of the Board of Cold Spring Harbor Laboratory. Mr. Mestre has a B.A. from Yale University and a J.D. from Harvard Law School.

Bernard J. Taylor (51), Co-Vice Chairman is responsible for our corporate advisory business in Europe. Mr. Taylor was previously chief executive of Braveheart Financial Services Limited (“Braveheart” subsequently named Evercore Partners Limited, which we refer to in these proxy materials as “Evercore Europe”), which was acquired by us in December 2006. In 1999, Mr. Taylor was joint chief executive of Global Investment Banking (Corporate Advisory, Securities, Banking, Capital Markets worldwide) and deputy chairman and chief executive of Robert Fleming & Co. Limited. On the acquisition of Flemings by Chase Manhattan, Mr. Taylor became responsible for the Investment Banking activities of the expanded Chase Manhattan Bank in Europe, Middle East and Africa as vice chairman and a member of the Chase Global Management Committee in New York. Following the acquisition of JPMorgan by Chase, Mr. Taylor remained a vice chairman of JPMorgan Investment Banking (Europe) until March 2006, when he joined Braveheart.

Mr. Taylor is a member of the Council of Oxford University and is chairman of the Audit and Scrutiny Committee of the university, a fellow of the Royal Society of Chemistry, Royal Commissioner on the Commission of 1851, chairman of ISIS Innovation Limited and a non-executive director of Oxford Instruments Group plc. He was educated at Cheltenham College and St. Johns College, Oxford University.

Robert B. Walsh (51), Chief Financial Officer, is responsible for our financial, tax, human resources and facilities functions and certain similar functions for our private equity funds. Mr. Walsh was appointed Chief Financial Officer in June of 2007, replacing Mr. Wezdenko. Prior to joining us, Mr. Walsh was previously a senior partner at Deloitte & Touche LLP, our independent registered public accounting firm, where he has been employed for the past 27 years. At Deloitte & Touche LLP, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, including Morgan Stanley, The Blackstone Group and Cantor Fitzgerald. At Deloitte & Touche, Mr. Walsh served as deputy managing partner and was directly responsible for managing its national advisory services businesses. Mr. Walsh previously founded and led Deloitte’s Capital Markets Group which advised clients on matters relating to accounting, risk management, securitization, regulatory compliance, infrastructure, improvement and control and transaction structuring, serving clients internationally and in a variety of industries. At Deloitte & Touche, Mr. Walsh did not have any responsibility for our account.

Mr. Walsh received a Bachelor of Science degree from Villanova University and is a Certified Public Accountant. Mr. Walsh currently serves on the Board of Directors of New York Cares and IFA Insurance Company, a privately held property-casualty insurer.

Adam B. Frankel (40), General Counsel, is responsible for our legal and compliance departments. Prior to joining us in July 2006, Mr. Frankel was senior vice president, general counsel and corporate secretary of Genesee & Wyoming Inc. from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the Office of the General Counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at STB in London and New York.

Mr. Frankel is currently a member of the board of directors at Picis, Inc., an established provider of innovative health care information technology solutions focused on the delivery of patient care in the high acuity areas of the hospital. He has a B.A. from Brown University and a J.D. from Stanford Law School.

With the exception of Messrs. Altman and Aspe, who have employment terms expiring on August 10, 2009 and Mr. Taylor who has an employment term expiring on December 19, 2008, the foregoing executive officers serve at the discretion of our Board without specified terms of office.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely on the review of the reports filed by us on behalf of these individuals and written representations that no other reports were required, during 2007, all such Section 16(a) filing requirements were met except that Form 4s were filed late for (1) sales of stock in our 2007 public offering (“Follow On Offering”) for each of Messrs. Altman, Beutner, Taylor, Mestre, Frankel and Wezdenko (our former principal financial officer) and (2) the award of equity to Mr. Gavenda (our former principal accounting officer) due in each case to an administrative oversight by us and outside counsel.

RELATED PARTY TRANSACTIONS AND OTHER INFORMATION

Reorganization

Formation Transaction

On August 10, 2006, pursuant to a contribution and sale agreement, dated as of May 12, 2006, our Senior Managing Directors at that time, including Messrs. Altman, Beutner, Frankel, Mestre and Wezdenko, contributed to Evercore LP each of the various entities included in our historical combined financial statements that were under common ownership of our Senior Managing Directors, with the exception of the general partners of Evercore Capital Partners L.P. and its affiliated entities, Evercore Capital Partners II L.P. and its affiliated entities, Evercore Venture Partners L.P. and its affiliated entities, and certain other entities through which Messrs. Altman and Beutner fund their capital commitments to Evercore Capital Partners L.P. and its affiliated entities.

In exchange for these contributions to Evercore LP, our Senior Managing Directors and certain trusts benefiting certain of their families received 11,787,610 vested and 9,237,670 unvested partnership units in Evercore LP. In addition, we distributed cash to the Senior Managing Directors of Evercore so as to distribute to them all earnings for the period from January 1, 2006 to the date of the closing of the contribution and sale agreement.

The issuance of vested Evercore LP units in connection with the initial public offering of our Class A common stock, which we refer to in these proxy materials as our IPO, was substantially accounted for as an exchange between entities under common control and recorded the net assets and members’ equity of the contributed entities at historical cost. The vesting of the unvested partnership units issued in the Formation Transaction is accounted for as compensation expense.

Combination with Protego

Protego’s business historically was owned by its directors and other stockholders, including Mr. Aspe, and conducted by Protego and its subsidiaries and Protego SI. Concurrently with the Formation Transaction, we undertook a number of steps pursuant to the contribution and sale agreement and acquired Protego, which we refer to collectively as the Protego Combination.

IPO

On August 16, 2006, we completed our IPO by issuing 4,542,500 shares of our Class A common stock, including shares issued to our underwriters pursuant to their election to exercise in full their overallotment option, for cash consideration of $19.53 per share (net of underwriting discounts) to a syndicate of underwriters. We contributed all of the proceeds from the IPO to Evercore LP, and Evercore LP issued to us a number of partnership units equal to the number of shares of Class A common stock that we issued in connection with the Protego Combination and in the IPO. We also became the sole general partner of Evercore LP.

As a result of the Formation Transaction, the Protego Combination and the other transactions described above, which we collectively refer to as the Reorganization, immediately following the IPO:

•	we became the sole general partner of Evercore LP and, through Evercore LP and its subsidiaries, operate our business, including the business of Protego;

•

our Senior Managing Directors, including the former directors of Protego, and certain companies they control, certain trusts benefiting certain of their families and a trust benefiting certain directors and employees of Protego held 51 shares of our Class B common stock and 23,136,829 partnership units in Evercore LP; and

•

our public stockholders (including certain former stockholders of Protego who received $0.95 million payable in shares of our Class A common stock) collectively owned 4,587,738 shares of Class A common stock.

Tax Receivable Agreement

Partnership units held by our Senior Managing Directors in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Internal Revenue Code (the “Code”) effective for each taxable year in which an exchange of partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of partnership units. The exchanges has resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

We entered into a tax receivable agreement with certain of our current and former Senior Managing Directors, including Messrs. Altman, Beutner, Frankel, Aspe, Mestre and Wezdenko, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such Senior Managing Directors could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

Registration Rights Agreement

We have entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain Senior Managing Directors, including Messrs. Altman, Beutner, Frankel, Aspe, Mestre and Wezdenko, upon exchange of partnership units of Evercore LP held by such Senior Managing Directors. Under the registration rights agreement, such Senior Managing Directors have the right to request us to register the sale of their shares of Class A common stock and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such Senior Managing Directors will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other Senior Managing Directors or initiated by us.

Relationship with Private Equity Funds

Evercore LP, through its subsidiaries, is a non-managing member of the general partner of the Evercore Capital Partners II private equity fund, a limited partner of the general partner of the Discovery Fund and the general partner of Evercore Mexico Capital Partners II, L.P. and its affiliated entities (“EMP II”). Evercore LP, through its subsidiaries, is entitled to receive 8% to 10% (depending on the particular fund investment) of the carried interest realized from the Evercore Capital Partners II fund and its affiliated entities (“ECPII”), the Discovery Fund and EMPII, as well as gains (or losses) on investments made by each of the funds based on the amount of capital in that fund which is contributed to, or subsequently funded by, us. The respective general partners of the Evercore Capital Partners II and the Discovery Fund private equity funds make investment decisions and are entitled to receive carried interest, investment income and gains and losses on investments in the funds. For EMP II, we include as consolidated revenue all realized and unrealized carried interest earned by the general partner of EMP II, although a portion of the carried interest is allocated to employees and such amounts are recorded as compensation expense.

Several of our current and former Senior Managing Directors, including Messrs. Altman, Beutner, Mestre and Wezdenko, are members of the general partner of the ECP II. Mr. Aspe is a member of the general partner of the Discovery Fund and the general partner of EMP II. The partnership agreements governing Evercore Capital Partners I L.P. and its affiliated entities, ECP II, Evercore Venture Partners L.P. and its affiliated entities, Discovery Fund and EMP II, which we collectively refer to as our “Private Equity Funds,” provide for the payment by the limited partners of each fund of certain expenses incurred by the general partners of the funds and for the indemnification of the general partner, its affiliates and their employees under certain circumstances. As of December 31, 2007, we had an aggregate of $14.8 million of investments in and an aggregate of $9.1 million of unfunded commitments to ECP II, the Discovery Fund and EMP II. In addition, certain employees, including certain Senior Managing Directors and Messrs. Altman and Beutner have invested their own capital in side-by-side investments with our Private Equity Funds. These interests in the general partner of our Private Equity Funds and the side-by side investments are not subject to management fees or carried interest. In addition, certain Senior Managing Directors, including Messrs. Altman and Mestre have invested their own capital in products offered by Evercore Asset Management. These investment opportunities have been available to our Senior Managing Directors and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. The following table discloses capital contributions made by our executive officers and proceeds from dispositions received by our executive officers (which includes carried interest, return of capital, dividends, interest and realized gains) in connection with our Private Equity Funds and Evercore Asset Management since the IPO:

Name	Capital Contributions	Net Dispositions
Altman
2007	$1,037,585	$2,551,614
2006	21,393	8,394,192
Beutner
2007	36,430	3,046,436
2006	22,385	8,579,464
Mestre
2007	976,536	347,295
2006	1,067	144,377

See “EXECUTIVE COMPENSATION” for additional information about the carried interest received by our Named Executive Officers (as defined therein).

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, the Company, through its officers and directors, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, the Company cannot be removed as the general partner of Evercore LP without the Company’s approval.

Pursuant to the partnership agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership units. We may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership units in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership units. The partnership agreement will provide for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the partnership agreement, we intend to cause Evercore LP to make cash distributions to the holders of partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than us) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one partnership unit registered in our name will automatically be cancelled by Evercore LP so that the number of partnership units we hold at all times equals the number of shares of our Class A common stock then outstanding.

Under the terms of the Evercore LP partnership agreement, at the time of our IPO, 66  2/3% of the partnership units received by our Senior Managing Directors, other than Mr. Altman and Mr. Beutner and Mr. Aspe, and certain companies they control, and a trust benefiting directors and employees of Protego in the Protego Combination were, with specified exceptions, subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, forfeiture and cancellation) if the Senior Managing Director ceased to be employed by us prior to the occurrence of specified vesting events. 4,735,867, or 50%, of these unvested partnership units would have vested if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of our Reorganization. 9,589,032, or 100%, of the unvested partnership units issued would have vested upon the earliest to occur of the following events:

•

when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement;

•	a change of control of Evercore; and

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of ours, Evercore LP or any of its subsidiaries within a 10-year period following the IPO.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee may also accelerate vesting of unvested partnership units at any time.

Upon the consummation of the sale of equity in the Follow On Offering, Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, held less than 90% but more than 50% of the U.S. aggregate Evercore LP partnership units. See “— Follow On Offering.”

Evercore LP partnership units held by Senior Managing Directors, including Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families and permitted transferees, may not be transferred or exchanged for a period of five years following the IPO. In addition, Evercore LP partnership units held by a Senior Managing Director (other than Messrs. Altman, Beutner and Aspe) who is not employed by us on the fifth anniversary of the IPO may not be transferred or exchanged until the later of (A) August 10, 2014 and (B) five years after such Senior Managing Director ceases to be employed by us.

If a Senior Managing Director who was a Senior Managing Director of Evercore prior to the IPO (other than Messrs. Altman and Beutner) ceases to be employed by us, he or she will forfeit his or her unvested Evercore LP partnership units to the other currently employed persons who were Senior Managing Directors of Evercore (other than Messrs. Altman and Beutner) prior to the IPO (or, in the event that there are no other eligible Senior Managing Directors, such unvested partnership units will be forfeited and cancelled). If a Senior Managing Director who was a director of Protego prior to the IPO (other than Mr. Aspe) ceases to be employed by us, he or she will forfeit his or her unvested Evercore LP partnership units to the other currently employed persons who were directors of Protego (other than Mr. Aspe) prior to the IPO (or, in the event that there are no other eligible directors, such unvested partnership units will be forfeited and cancelled). Such forfeited partnership units will be re-allocated on a pro rata basis.

Notwithstanding the restrictions on transfer and exchange of Evercore LP partnership units described above and in addition to any other permitted transfer, following any underwritten public offering of shares of Class A common stock subsequent to the IPO, Mr. Altman may transfer to charity, and these charitable transferees may sell, up to an aggregate of $10 million of Evercore LP partnership units or Class A common stock without the approval of the Equity Committee.

Equity Committee

Our Equity Committee is currently comprised of Mr. Altman, Mr. Beutner and Mr. Aspe. If any Equity Committee member ceases to be associated with us, he will no longer be a member of the Equity Committee, and accordingly, on May 1, 2008, Mr. Beutner will no longer be a member of our Equity Committee. All decisions made by the Equity Committee must be unanimous.

The Equity Committee may accelerate vesting of unvested Evercore LP partnership units in whole or in part at any time and may permit transfers or exchanges by holders who remain our employees. In addition, the Equity Committee may, from time to time in its sole discretion, permit transfers or exchanges of Evercore LP partnership units held by Mr. Altman, Mr. Beutner and Mr. Aspe. If the Equity Committee permits any employee to transfer or exchange Evercore LP partnership units, each employee will be entitled to participate ratably with one another in any such permitted disposition (i.e., each such holder shall be permitted to dispose of an equal proportion of his or her Evercore LP partnership units provided such units have vested).

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the partnership agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, to distribute pro rata to all vested Class A and B partnership units.

Follow On Offering

On May 23, 2007, we completed a public offering for the sale of 1,581,778 shares of Class A common stock for cash consideration of $27.95 per share (net of underwriting discounts). We contributed all of the net proceeds from this public offering to Evercore LP, and Evercore LP issued to us 1,581,778 Evercore LP partnership units. In conjunction with this public offering, Senior Managing Directors (including certain of our executive officers) exchanged 2,942,932 Evercore LP partnership units for shares of our Class A common stock on a one-for-one basis.

The following table shows the number of Evercore LP partnership units our executive officers exchanged for an equivalent number of shares of our Class A common stock in the Follow On Offering:

Units Exchanged for Shares (#)
Roger C. Altman	443,914
Austin M. Beutner	443,914
Pedro Aspe	21,466
Eduardo Mestre	162,403
Adam B. Frankel	22,212
David E. Wezdenko	29,560

Mr. Taylor does not hold Evercore LP partnership units and sold 196,746 shares of Class A common stock in the public offering. Mr. Walsh joined us after the completion of the Follow On Offering.

Additionally, due to the exchange, and pursuant to a tax receivable agreement, we recorded deferred tax assets of $45.6 million and payables to related parties of $38.8 million, reflecting future payments to Senior Managing Directors, including Messrs. Altman, Beutner, Aspe, Mestre, Frankel and Wezdenko. Exact amounts have yet to be determined and are based on finalizing our tax return for 2007. See “— Tax Receivable Agreement.”

The Follow On Offering resulted in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, which in turn resulted in the vesting of 4,735,867, or 50%, of the unvested Evercore LP partnership units, 1,007,064 unvested restricted stock units (“RSUs”) and 90,606 unvested shares of restricted stock. The vesting of Evercore LP partnership units resulted in a non-cash charge to compensation expense and an offsetting increase in Minority Interest of $99.5 million on our Unaudited Condensed Consolidated Statement of Financial Condition as of September 30, 2007, and the vesting of RSUs and restricted stock resulted in a non-cash charge to compensation expense of $23.8 million and an offsetting increase in Stockholders’ Equity of $23.8 million on our Unaudited Condensed Consolidated Statement of Financial Condition as of September 30, 2007.

Acquisition of Braveheart Financial Services Limited

On December 19, 2006, we completed our previously announced acquisition of all of the share capital of Braveheart, pursuant to the sale and purchase agreement, dated July 31, 2006, as amended by the closing agreement, dated December 19, 2006, in each case by and among us and the shareholders of Braveheart, including Bernard J. Taylor.

Pursuant to the sale and purchase agreement and the closing agreement, we issued to the shareholders of Braveheart an aggregate of 1,771,820 shares of our Class A common stock as consideration for all of the outstanding ordinary shares of Braveheart. Of this amount, Mr. Taylor received 1,413,557 shares. In addition, we paid to Mr. Taylor a total of £200,181 as consideration for all of the preference shares of Braveheart. We also repaid loans in the aggregate amount of £100,000 that Mr. Taylor made to Braveheart in connection with certain regulatory requirements of Braveheart. The sale and purchase agreement and the closing agreement provided that at any time prior to December 19, 2013, we may, in our sole discretion, issue up to an additional 590,607 shares of our Class A common stock to the shareholders of Braveheart, including up to an additional 471,186 shares issuable to Mr. Taylor, as additional consideration for the ordinary shares of Braveheart to reflect the success of Braveheart. On April 4, 2007, we issued 159,000 additional shares of our Class A common stock to the former shareholders of Braveheart, including 127,000 shares to Bernard J. Taylor. On March 13, 2008, we issued an additional 431,607 shares of our Class A common stock to the former shareholders of Braveheart, including 344,186 shares to Mr. Taylor. The issuance of shares in March of 2008 represents the final payment of shares of Class A Common Stock payable by us in connection with the acquisition of Braveheart. Pursuant to the sale and purchase agreement and the closing agreement, on April 1, 2008 the shareholders of Braveheart sold 211,590 shares for $18.44 per share to us to generate funds to satisfy related tax obligations. Of this amount, Mr. Taylor sold 168,800 shares issued to him in December 2006.

We also issued loan notes due in 2010 in the aggregate amount of $3 million to the shareholders of Braveheart, including a loan note in the amount of $2 million issued to Mr. Taylor, representing the “earn-out” consideration to which the shareholders were entitled under the sale and purchase agreement, and the closing agreement. The loan notes carry an annual interest rate of 1% over LIBOR and are payable in twice yearly installments in arrears on May 1 and October 31 of each year but may be called by the shareholders of Braveheart beginning in October 2007. On April 3, 2008 these loan notes and accrued interest, were redeemed for $3,074,277, which included $2,049,518 for the redemption of the loan note and accrued interest issued and payable to Mr. Taylor.

In connection with the acquisition, we entered into a service agreement with Mr. Taylor with a two year term commencing on the closing date of the acquisition. See “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS—Employment Agreements.” In addition, we entered into a registration rights agreement with the former shareholders of Braveheart, including Mr. Taylor providing for demand registration rights exercisable by our Equity Committee and piggyback registration rights exercisable by the former shareholders of Braveheart. This agreement is substantially similar to the registration rights agreement that we entered into with our Senior Managing Directors.

Business Use of Personal Aircraft

An entity controlled by Mr. Altman owns an aircraft that he uses for business and personal travel. We only reimburse Mr. Altman for the costs of his use of the aircraft for business travel, and such reimbursement is on terms that we believe are comparable to the costs we would incur by obtaining such air-travel from an independent third party. For travel undertaken during 2007, those costs were $927,880.

Policy Regarding Transactions with Related Parties

In 2007, we adopted a written Policy Regarding Transactions with Related Parties (as defined below) which requires that a Related Party must promptly disclose to our General Counsel the material terms of any transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest. The General Counsel will then communicate that information to the Board. No related party transaction will be consummated without the approval of the Board or the Nominating and Corporate Governance Committee of the Board. It is our policy that directors interested in a Related Party transaction will recuse themselves from any vote involving such a related party transaction. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder owning in excess of 5% of our stock, or any immediate family member of any of the foregoing persons.

The related party transactions discussed under “—Reorganization”; “—Tax Receivable Agreement”; “—Registration Rights Agreement”; “—Relationship with Private Equity Funds”; and “—Evercore LP Partnership Agreement” were not approved in accordance with our Policy Regarding Transactions with Related Parties because such transactions were undertaken pursuant to agreements that were entered into prior to the IPO.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our amended and restated by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the independent members of our Board will determine whether such relationship is material. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the Investor Relations link. We will provide a printed copy of the Corporate Governance Principles to any stockholder who requests them by contacting Investor Relations.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed with our Board its findings. During this review, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, our subsidiaries and affiliates, including those reported under “RELATED PARTY TRANSACTIONS AND OTHER INFORMATION” above. Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. de Saint Phalle, Hessler and Pritzker and Ms. Harris are independent under the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Ms. Harris is Of Counsel to STB which provides legal services to us and our affiliates and the fact that an investment vehicle composed of certain partners of STB, members of their families, Related Parties and others (but not Ms. Harris or any members of her family) own an interest representing less than 1% of the capital commitments of investment funds managed by Evercore. In reaching this conclusion, it was noted that: (a) Ms. Harris has not been an STB partner since 1998, (b) Ms Harris has no partnership or similar economic interest in STB, (c) Ms Harris has never represented the Company or any of its affiliates and (d) in each of the last three years, payments from the Company received by STB were less than 2% of STB’s revenues.

Messrs. Altman and Aspe are not considered to be independent directors as a result of their employment with us.

Our Board has also determined that Messrs. de Saint Phalle, Hessler and Pritzker and Ms. Harris are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 29, 2008, and the number of in person and telephonic meetings held by each of those committees during 2007:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Gail Block Harris, Esq.	X	—	Chair
Curtis Hessler	Chair	X	—
Anthony N. Pritzker	—	Chair	X
Francois de Saint Phalle	X	X	X
2007 Meetings	9*	7	1

*	Includes quarterly conference calls with management and our independent registered public accounting firm to review our earnings releases and reports on forms 10-Q and 10-K prior to their filing.

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of these materials to any stockholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange. In addition, our Board has determined that Mr. Hessler qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange. The Board reached its conclusion as to Mr. Hessler’s qualification based on, among other things, his education and experience.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee is an outside director within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the committee can delegate any or all of its responsibilities to a subcommittee of the committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our stockholders, (2) developing and recommending the content of our Corporate Governance Principles to our Board, and (3) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; and willingness to commit the necessary time—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required by the Board. We have not paid a fee to any third party in consideration for assistance in identifying potential nominees for our Board.

Stockholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our amended and restated by-laws.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2007, our Board held nine formal meetings and our Board’s standing committees held a total of 17 meetings. Each of our directors other than Mr. Aspe attended more than 75% of the total number of (i) Board meetings and (ii) meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our annual meeting of stockholders. All of our directors attended our 2007 annual meeting of stockholders.

Executive Sessions

Our Corporate Governance Principles require our non-management directors to have at least one meeting per year without management present. We complied with this requirement in 2007. During such executive sessions, the director acting in the role of presiding director varied depending upon the topics under consideration.

Communicating with the Board

Stockholders interested in communicating directly with our Board, our non-management directors or an individual director may do so by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (i) the Board as a whole, (ii) non-management directors as a group or (iii) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting or auditing matters. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (800) 475-8376.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our Chief Executive Officer, our Chief Financial Officer, Controller and, to the extent it applies to their activities, all members of our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any stockholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to and any waivers from our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is not to pay director compensation to directors who are also our employees. Each non-management director receives an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or half of which is payable in cash and half of which is payable in shares of our restricted stock. For 2007, each of the non-management directors elected to receive 100% of the annual retainer in cash. The chair of the Audit Committee also receives an additional annual cash retainer of $10,000. In addition, each non-management director received a one-time award of RSUs with a value of $50,000 upon his or her initial appointment to the Board. The RSUs were granted under the 2006 Stock Incentive Plan and will vest after a two-year period following the director’s appointment to the Board, subject to continued service on the Board. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings as well as expenses for continuing education programs related to their role as members of the Board.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2007.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Francois de Saint Phalle	$70,000	$25,000	$95,000
Gail Block Harris	70,000	25,000	95,000
Curt Hessler	80,000	25,000	105,000
Anthony N. Pritzker	70,000	25,000	95,000

(1)	The amounts reflected in the Stock Awards column reflects the dollar amounts recognized in accordance with Statement of Financial Accounting Standard No. 123R, “Share Based Payments” (“SFAS 123R”), for financial statement purposes for 2007. Specifically, this represents that portion of each award’s grant date fair value that was recognized in 2007. On December 31, 2007, each of Messrs. de Saint Phalle, Hessler and Pritzker and Ms. Harris held 2,381 RSUs.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following discussions and tables provides summary information concerning compensation for the individuals who, as of December 31, 2007, held the positions of our Co-Chairman and Co-Chief Executive Officer; President, Co-Chief Executive Officer and Chief Investment Officer; Chief Financial Officer; each of our two other most highly compensated executive officers; and our former Chief Financial Officer, collectively referred to as our “Named Executive Officers.”

Compensation Discussion and Analysis

Our Executive Compensation Objectives and Philosophy

The goals of our executive compensation program are to align compensation with business objectives and performance, to enable us to attract, retain and reward executives who contribute to our long-term success and to increase stockholder value. As a professional service business, our future success depends to a substantial degree on our ability to retain and recruit qualified personnel. It will be necessary for us to add financial professionals as we pursue our growth strategy. However, the market for qualified financial professionals is extremely competitive. In addition, although our Senior Managing Directors have all entered into non-compete and non-solicitation agreements, the loss of such personnel could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive.

Linkage of Management and Stockholder Interests

In order to provide for some personal financial diversification and to increase the size of our public stock float, all of our Senior Managing Directors, including our Named Executive Officers (with the exception of Mr. Walsh, who had not yet joined us) participated in our Follow On Offering. See “RELATED PARTY TRANSACTIONS—Follow On Offering.” Even after giving effect to this offering, the interests of our Named Executive Officers are aligned with those of our stockholders though the ownership of significant amounts of our equity, as described in “SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS,” subject to material liquidity restrictions. Our Named Executive Officers and their permitted transferees that hold Evercore LP partnership units are contractually restricted from transferring or exchanging Evercore LP partnership units for a period of five years following the IPO. Mr. Taylor is contractually restricted from transferring his shares for seven years following the IPO and Mr. Walsh is subject to other substantial transfer restrictions. These transfer restrictions also prohibit hedging the economic risks of equity ownership. As a result, we believe that our Named Executive Officers have a demonstrable and significant interest in increasing stockholder value over the long term. Therefore, we have not adopted any formal, specific equity ownership guidelines or polices for our executives, although these transfer and exchange restrictions may be waived or removed.

How We Establish Compensation

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our Named Executive Officers. The Compensation Committee’s charter can be found on our website (www.evercore.com) under the Investor Relations link.

In establishing compensation for our Named Executive Officers, we take into account the fact that we generally do not provide significant perquisites or similar benefits to our Named Executive Officers. In addition, to date we have neither relied upon compensation surveys nor have we used compensation consultants. The Compensation Committee will periodically review the effectiveness and competitiveness of our executive compensation programs, which may, in the future, involve the assistance of independent consultants.

Principal Components of Executive Compensation

A. Overview

The key components of our compensation program for executive officers are (1) base salary, (2) annual incentive compensation (which starting in 2007 included both cash and equity awards), and (3) for those of our Named Executive Officers who are active in our Private Equity Funds, carried interest earned by our Private Equity Funds, each of which is described below and all of which are considered in setting total compensation. Compensation for some of our Named Executive Officers for 2007 was determined pursuant to employment agreements. These agreements are described below under “—Employment Agreements” following the Summary Compensation Table.

B. Base Salary

Consistent with industry practice, the base salaries for our Named Executive Officers generally account for a small portion of their total compensation. Named Executive Officers’ base salaries are established by the Compensation Committee based on each executive’s experience, expertise, position and alternative employment opportunities. Base salaries are then reviewed annually by the Compensation Committee and may be adjusted based on the Compensation Committee’s subjective evaluation of each executive’s performance during the prior year (as well as changes in the same factors considered in establishing initial base salaries). In addition, when adjusting base salaries for our Named Executive Officers, the Compensation Committee may consider adjustments made to the salaries of our broader employee population. No adjustments to salaries were made during fiscal 2007.

C. Bonuses

Consistent with industry practice, the bonuses potentially payable to our Named Executive Officers account for the majority of their total compensation opportunities.

1. Guaranteed Minimum Bonuses

As further described below under the heading “—Employment Agreements,” each of Messrs. Altman, Beutner, Taylor and Walsh were contractually guaranteed certain minimum bonuses. Guaranteed annual bonuses are intended to encourage Named Executive Officers to join the Company and remain employed through the end of each fiscal year. Guaranteed bonuses payable with respect to 2007 are included in the Summary Compensation Table under the heading “Bonus.”

2. Profit Annual Bonuses for Messrs. Altman and Beutner

As also further described below under the heading “—Employment Agreements,” Messrs. Altman and Beutner were eligible for “profit annual bonuses” in excess of their guaranteed minimum bonuses. These profit annual bonuses are intended to reward year-over-year growth in our adjusted net income per share, as determined by the Compensation Committee. In February, 2008, we amended Mr. Altman’s and Mr. Beutner’s employment agreements to adjust the formula used to calculate their profit annual bonuses. The adjustments reflected the introduction by us of an equity component into our employee bonus arrangements, as if such equity component had been adopted in 2006. This change was intended to enable a more equitable comparison of 2006 and 2007 financial results. In addition, the changes gave the Compensation Committee discretion to adjust the bonus calculation to reflect the cost of new initiatives and thereby avoid penalizing the executives for seeking to appropriately expand our business. See “—Employment Agreements” for a discussion of the amended formula for calculating profit annual bonus. The changes also provide that for 2008 and future years, Mr. Altman’s profit annual bonus will be determined in the discretion of the Compensation Committee.

While the net impact of these changes was to increase Mr. Altman’s and Mr. Beutner’s profit annual bonuses for 2007, our 2007 financial performance was such that, even in the absence of these changes,

Mr. Altman and Mr. Beutner would have each qualified for profit annual bonuses greater than $2.625 million, the threshold amount payable under the arrangements. Nonetheless, because the Compensation Committee exercised discretion in choosing to amend the profit annual bonus provisions, the amounts related to profit annual bonuses are included in the Summary Compensation Table under the heading “Bonus.” Since the equity awards were made in 2008 and the financial accounting expense associated with such awards are not recognized in 2007, the Summary Compensation Table for 2007 only includes the cash portion of Messrs. Altman’s, Beutner’s and Mestre’s 2007 bonus included in the Summary Compensation Table under the heading “Bonus.”

3. Payment of a Portion of Annual Bonuses in Equity Compensation for most Senior Managing Directors, with an Increased Portion Payable in Equity for Messrs. Altman and Beutner

As part of the February 2008 amendments, Mr. Altman and Mr. Beutner agreed that up to 50% of their 2007 profit annual bonuses may be paid in the form of restricted securities, subject to time-based vesting over a period of up to four years (subject to acceleration upon death, disability, change in control or retirement eligibility). In addition, to further align employees’ interests with stockholders, the Compensation Committee decided to award a portion of all U.S. employees annual bonus compensation in restricted securities vesting over a period of up to four years (subject to acceleration upon death, disability, change in control or retirement eligibility). By paying a portion of bonus compensation in restricted securities, the Compensation Committee is seeking to emphasize to the importance of sustained growth in stockholder value.

Our policy is to only pay dividend equivalent payments relating to restricted securities that have vested.

4. Other Bonuses in Excess of Contractually Agreed upon Amounts

Bonuses to Messrs. Walsh and Taylor in excess of guaranteed minimums (and, in the case of Messrs. Mestre and Wezdenko, all bonuses) were awarded in the discretion of the Compensation Committee based on its subjective evaluation of corporate and individual performance and such other factors as it then deemed relevant. The cash portion of such purely discretionary bonuses awarded with respect to 2007 are included in the Summary Compensation Table under the heading “Bonus.” The principal factors considered by the Compensation Committee in awarding these discretionary bonuses were, in the case of Mr. Taylor and Mestre, the performance of the Company’s European and U.S advisory businesses, for which they are principally responsible, as well as their leadership on various Company-wide new business initiatives. Mr. Wezdenko’s bonus was negotiated as part of his letter agreement and reflects his efforts to facilitate the transition of the duties associated with the Chief Financial Officer position to Mr. Walsh. For Mr. Walsh, the additional equity award in excess of the amount guaranteed in his employment agreement was granted in recognition of his efforts on improving our accounting function, including our disclosure controls and procedures and internal control over financial reporting.

D. Carried Interest

Those Named Executive Officers who participated in fundraising or played significant roles in the investments made or realized by our Private Equity Funds are awarded a portion of the carried interest earned by the general partner of each fund. The ultimate values of carried interest in respect of investments by our Private Equity Funds are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. No portion of such carried interest is paid to employees until such time as the carried interest is actually paid to the general partner of each fund. Carried interest is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Following the Reorganization in connection with the IPO, the general partners of our pre-IPO Private Equity Funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation.

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Certain Events

The employment agreements we entered into with some of our Named Executive Officers provide for severance payments and, in connection with a severance that occurs after a change in control, additional payments (including tax “gross-up” payments to protect certain Named Executive Officers from so-called “golden parachute” excise taxes that could arise in such circumstances). We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky.

In addition, because of the significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects of their own job security.

Process and Timing for Grants of Bonuses and Equity Awards

Other than as a result of deadlines established in employment agreements for certain of our Named Executive Officers, we determine annual bonus amounts, payable in cash or equity, in connection with the issuance of our fourth quarter earnings release. The Compensation Committee authorizes all equity awards to Named Executive Officers. Equity awards for Named Executive Officers with respect to 2007 performance were approved by the Compensation Committee on March 3, 2008, after the release of our fourth quarter 2007 earnings.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows public corporations from claiming a tax deduction for compensation in excess of $1 million paid to a named executive officer (generally excluding for this purpose the corporation’s principal financial officer). The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our stockholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, the Compensation Committee reserves the authority to award compensation that may not be fully deductible. We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Code.

We review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling and that the non-cash portion of our compensation would qualify for classification as equity awards under SFAS 123R. Under SFAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award at the time of grant, and, absent modification, such amount is not revised with subsequent changes in market prices of our Class A common stock or other assumptions used for purposes of the valuation.

Summary Compensation Table

Name and Principal Position	Salary	Bonus		Stock Awards(1)		All Other Compensation(2)	Total
Roger C. Altman Co-Chairman and Co-Chief Executive Officer
2007	$500,000	$2,116,000	(3)	$—		$257,986	$2,873,986
2006(4)	187,500	750,000		—		10,586,005	11,523,505

Austin M. Beutner President, Co-Chief Executive Officer and Chief Investment Officer
2007	500,000	2,116,000	(3)	—		46,693	2,662,693
2006(4)	187,500	750,000		—		6,478,603	7,416,103

Robert B. Walsh(5) Chief Financial Officer
2007	288,141	1,000,000		721,598		—	2,009,739

Eduardo Mestre Co-Vice Chairman
2007	500,000	3,090,000	(6)	8,901,522	(7)	175,129	12,666,651
2006(4)	187,500	2,000,000		—		6,145,377	8,332,877

Bernard Taylor(8) Co-Vice Chairman
2007	600,000	8,666,000		—		449,693	9,715,693
2006	18,967	7,367,613		—		9,136	7,395,716

David E. Wezdenko(9) Former Chief Financial Officer
2007	375,000	400,000		3,942,013	(10)	178,636	4,895,649
2006(4)	187,500	112,000		10,500		601,258	911,258

(1)	The amounts reflected in the Stock Awards column reflect the dollar amounts recognized in accordance with SFAS 123R for financial statement reporting purposes for the fiscal year. Equity awards for 2007 were granted in 2008 and are subject to time-based vesting, and, as a result, we do not accrue any compensation expenses associated with such equity awards prior to the year such awards are granted.
(2)	All Other Compensation for each of the Named Executive Officers includes the following:

Name	Participation in Earnings of Evercore Entities (Excluding Carried Interest)(a)	Carried Interest Realized(b)	Dividends(c)	Perquisites and Other Personal Benefits(d)		Total All Other Compensation
Roger C. Altman
2007	$—	$—	$—	$257,986	(e)	$257,986
2006	9,844,993	623,633	—	117,379	(e)	10,586,005

Austin M. Beutner
2007	—	—	—	46,693	(f)	46,693
2006	5,837,441	641,162	—	—		6,478,603

Robert B. Walsh
2007	—	—	—	—		—

Eduardo Mestre
2007	—	—	175,129	—		175,129
2006	6,145,377	—	—	—		6,145,377

Bernard Taylor
2007	—	—	—	449,693	(g)	449,693
2006	—	—	—	9,136	(g)	9,136

David E. Wezdenko
2007	—	—	31,877	146,759	(h)	178,636
2006	601,258	—	—	—		601,258

(a)

Prior to the Reorganization and the IPO, Evercore historically operated in the form of limited partnerships, limited liability companies or sub-chapter S entities and the Senior Managing Directors, in lieu of a salary and bonus, received their compensation in the form of participation in the earnings of the respective entities in which they were members or partners. The amounts presented in this column for 2006 reflect distributions made to the Named Executive Officers by such entities in respect of the portion of the year prior to the Reorganization and the IPO and excludes distributions made to Messrs. Altman, Beutner and Mestre in 2006 in respect of the prior fiscal year in the amounts of $6,673,000, $4,397,309 and $3,528,000, respectively.

(b)	The amounts in this column reflect the amount of cash distributions in the form of carried interest paid to the general partners of our Private Equity Funds in connection with investments realized by these funds prior to the Reorganization and the IPO that was paid to the Named Executive Officer. Following the Reorganization, the general partners of these funds other than EMP II are not consolidated subsidiaries of ours, and this column for 2006 subsequent to the IPO and 2007 does not reflect distributions of realized carried interest by the general partners of these funds to Messrs. Altman, Beutner, Wezdenko and Mestre which are listed below:

Name	2006 Post IPO	2007
Roger C. Altman	$6,614,103	$2,016,060
Austin M. Beutner	6,771,429	2,394,943
Eduardo Mestre	123,416	264,644
David E. Wezdenko	20,946	2,926

(c)	Represents the dollar value of dividends paid in 2007 relating to the portion of vested Evercore LP partnership units that were accounted for as compensation expense. Dividends associated with vested Evercore LP partnership units granted in connection with the IPO are not included in this column because the issuance of such units was accounted for as an exchange between entities under common control and not as a compensation expense. Only the vesting of the unvested Evercore LP partnership units pursuant to the Follow On Offering in 2007 was accounted for as compensation expense. Equity granted to Mr. Taylor was granted pursuant to the purchase of Braveheart and not accounted for as compensation. As a result, dividends associated with Mr. Taylor’s shares of Class A common stock are not included in this column.
(d)	Except as otherwise provided below, perquisites and other personal benefits to the Named Executive Officers were less than $10,000 and therefore information regarding perquisites and other personal benefits has not been included. Excluded from this column is the $30,000 profit sharing contribution relating to 2005 that was paid in 2006 for all Named Executive Officers, with the exception of Mr. Wezdenko.
(e)	For 2007, such amount reflects $110,467 of costs and expenses associated with the automobile and driver and $50,000 of tax and investment services that were provided for Mr. Altman and a tax gross-up payment of $97,519. For 2006, such amount reflects the costs and expenses (including a $31,331 tax gross-up) associated with the automobile and driver that we provide for Mr. Altman.
(f)	Reflects, $30,000 of costs and expenses associated with tax and investment services that were provided for Mr. Beutner and a tax gross up payment of $16,693.
(g)	For 2007, such amount reflects $147,561 of costs and expenses we incurred associated with a car and a driver used by Mr. Taylor and $302,132 contributed by us into a U.K. tax qualified defined contribution plan for employees of Evercore Europe Limited. For 2006 such amount reflects $9,136 costs of expenses incurred by the Company in connection with a car and a driver used by Mr. Taylor. The amounts reported for Mr. Taylor were paid in British pounds and have been converted into U.S. dollars at the average Interbank exchange rate as in effect from December 19, 2006 to December 31, 2006 for 2006 and the average Interbank exchange rate as in effect during 2007 for 2007.
(h)	Includes payments of Mr. Wezdenko’s annual base salary for the period between September 30, 2007 and December 31, 2007, see “—Employment Agreements.”
(3)	For each of Mr. Altman and Mr. Beutner, these amounts reflect a guaranteed minimum bonus of $500,000, plus the cash portion of each of their profit annual bonuses equal to $1,616,000 (in each case, representing 50% of their profit annual bonuses). As described above in “—Compensation Discussion and Analysis,” the Compensation Committee elected to pay the remaining 50% of each of their profit annual bonuses in the form of RSUs, based on the fair market value of our shares on the grant date (March 3, 2008). As noted above in footnote (1), financial accounting expense with respect to these equity grants was not recognized in 2007. Rather, the financial accounting expenses associated with these grants will instead be recognized in future years and reflected in the “Stock Awards” column of the Summary Compensation Tables of future proxy statements, as appropriate.
(4)	Prior to the Reorganization and the IPO, payments for services rendered by our Senior Managing Directors, including all salaries and bonuses, had been accounted for as distributions from members’ capital rather than as employee compensation and benefits expense. These amounts are included in the All Other Compensation column of this table. Thus the salaries and bonuses disclosed reflect amounts paid following the Reorganization and the IPO. In addition, salary and bonuses are reported in the year in which the compensable service was performed even if we paid the compensation in a subsequent year or if the Named Executive Officer elected to defer a portion of such compensation.
(5)	Mr. Walsh commenced employment with us on June 5, 2007 as our Chief Financial Officer.
(6)	This amount reflects the cash portion of Mr. Mestre’s 2007 annual bonus. As described above in the Compensation Discussion and Analysis, the Compensation Committee elected to pay the remainder of his 2007 annual bonus ($1,110,000) in RSUs, based on the fair market value of our shares on the grant date (March 3, 2008). As noted above in footnote (1), financial accounting expense with respect to this equity grant was not recognized in 2007. Rather, the financial accounting expense associated with this grant will instead be recognized in future years and reflected in the “Stock Award” column of the Summary Compensation Tables of future proxy statements, as appropriate.

(7)	Represents $8,901,522 relating to the vesting of unvested Evercore LP partnership units pursuant to the Follow On offering (see “RELATED PARTY TRANSACTION—Follow On Offering.”)
(8)	We began paying Mr. Taylor’s salary on December 19, 2006, the date of the acquisition of Braveheart. The amounts reported for Mr. Taylor were paid in British pounds and have been converted into U.S. dollars at the average Interbank exchange rate as in effect from December 19, 2006 to December 31, 2006 for 2006 and the average Interbank exchange rate as in effect during 2007 for 2007.
(9)	Effective September 30, 2007, Mr. Wezdenko ended his service as an employee of ours. See “—Employment Agreements” below for a discussion of the benefits provided to Mr. Wezdenko in connection with his termination of employment.
(10)	Represents $1,667,484 relating to the vesting of unvested Evercore LP partnership units and RSUs pursuant to the Follow On Offering (see “RELATED PARTY TRANSACTIONS—Follow On Offering”) and $2,274,529 relating to the terms of the letter agreement between us and Mr. Wezdenko in which it was agreed that Mr. Wezdenko’s unvested Evercore LP partnership units and RSUs would not be forfeited despite his termination of employment (see “—Employment Agreements).

Grants of Plan-Based Awards in 2007

Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Robert B. Walsh(2)	6/29/2007	25,445	750,000
	6/29/2007	76,336	2,250,000

(1)	The amounts in the column under “Grant Date Fair Value of Stock Awards” represent the fair value of the awards on the date of grant, as computed in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our 10-K for the 2007 fiscal year.
(2)	Mr. Walsh received a grant of 25,445 restricted shares of Class A common stock and 76,336 RSUs. The grant of shares of restricted stock will vest upon the earlier of (1) the first anniversary of the grant date, (2) a secondary offering of Class A common stock by us, (3) a change in control, (4) the failure of two of Messrs. Altman, Beutner and Aspe continuing to be employed by us or serve as one of our directors, (5) Mr. Walsh’s death or disability or (6) termination of Mr. Walsh by us without cause, or by Mr. Walsh for good reason, each as defined in his employment agreement. The RSUs will vest pro rata on the second, third and fourth anniversaries of the grant date or upon the earlier occurrence of (i) a change of control, (ii) Mr. Walsh’s death, (iii) termination of Mr. Walsh due to disability and (iv) Mr. Walsh’s retirement.

Outstanding Equity Awards at 2007 Fiscal-Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Roger C. Altman	$—		$—
Austin M. Beutner	—		—
Robert B. Walsh	101,781	(2)	2,193,381
David E. Wezdenko(3)	2,250	(4)	48,488
	77,155	(5)	1,662,690
Eduardo Mestre	423,882	(5)	9,134,636
Bernard Taylor	—		—

(1)	The market value is based upon the closing price of our Class A common stock on December 31, 2007 ($21.55). With regard to the Evercore LP partnership units, because they are under certain circumstances exchangeable for shares of our Class A common stock on a one for one basis, the market value reflected above assumes for this purpose that one partnership unit has a fair market value equal to one share of Class A common stock.
(2)	This amount consists of 25,445 restricted shares of Class A common stock and 76,336 RSUs. The vesting terms of these awards are described in footnote 2 of the table above entitled “Grants of Plan-Based Awards in 2007.”

(3)	Mr. Wezdenko terminated employment with us effective September 30, 2007. See “—Employment Agreements” below for more information.
(4)	Represents RSUs that vest upon the same conditions described in footnote (5) below.
(5)	Represents Evercore LP partnership units that vest upon the earlier of (i) when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement, (ii) a change of control or (iii) two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of ours, Evercore LP or any of its subsidiaries within a 10-year period following the IPO. In addition, the partnership units and RSUs will vest upon Mr. Wezdenko’s death or disability.

Stock Vested in 2007

Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Roger C. Altman	—		$—
Austin M. Beutner	—		—
Robert B. Walsh	—
David E. Wezdenko	2,250 77,155	(1) (2)	66,488 2,279,901
Eduardo Mestre	423,881	(2)	12,525,713
Bernard Taylor	—		—

(1)	RSUs
(2)	Evercore LP Partnership Units

Pension Benefits and Nonqualified Deferred Compensation

We do not provide pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination of Employment or Change In Control

The following table describes the potential incremental payments and benefits to which our Named Executive Officers would be entitled upon termination of employment or a change in control. All calculations in this table are based on a termination date of December 31, 2007 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each Named Executive Officer, which are summarized below under “—Employment Agreements.” The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment.

Name	Lump Sum Cash Severance Payment		2007 Fiscal Year Bonuses		Continuation of Medical Benefits		Accelerated Vesting of Equity Awards		Other		Total
	(amounts in thousands, except share data)
Roger C. Altman
• Termination due to death or disability	—		$3,732	(1)	—		—		—		$3,732
• Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	$7,008	(2)(3)	3,732	(1)	$42	(4)	—		—		10,782
• Qualifying Termination within 6 months of or following a change in control	10,512	(5)(3)	3,732	(1)	61	(6)	—		—		14,305

Austin M. Beutner
• Termination due to death or disability	—		3,732	(1)	—		—		—		3,732
• Qualifying Terminations	7,008	(2)(3)	3,732	(1)	42	(3)	—		—		10,782
• Qualifying Termination within 6 months of or following a change in control	10,512	(5)(3)	3,732	(1)	61	(6)	—		5,494	(7)	19,799

Robert B. Walsh
• Termination by us without “cause” or by the executive for “good reason”	500	(8)	2,000	(9)	—		$548	(10)	—		3,048
• Two of Messrs. Altman, Beutner and Aspe are not employed by us or do not serve as our director within a 10-year period following the IPO	—		—		—		548	(10)	—		548
• Change in control or the termination of the executive due to his death or disability	—		—		—		2,193	(11)	—		2,193

Eduardo Mestre
• Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of their aggregate equity interest at the time of the IPO; change of control; two of Messrs. Altman, Beutner and Aspe are not employed by us or do not serve as our director within a 10-year period following the IPO; or death or disability	—		—		—		9,135	(12)	—		9,135

Bernard Taylor
• Termination due to death or disability	—		—	(13)	—		—		—		—
• Termination by the executive for “good reason”	—		—	(13)	—		—		—		—
• Termination by us without “cause”	1,040	(14)	—		—		—		—		1,040

(1)	This amount consists of the executive’s guaranteed annual bonus of $500 and profit annual bonus of $3,232 for the 2007 fiscal year; the executive would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that up to 50% of the profit annual bonus payable to Messrs. Altman and Beutner may be paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Messrs. Altman and Beutner are paid the entire profit annual bonus in cash with no vesting.
(2)	This amount is equal to two (2) times the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(3)

As more fully described below under “— Employment Agreements,” the lump sum severance payments for Messrs. Altman and Beutner are calculated based on the average cash compensation paid to our three most highly paid executives in the most recently completed fiscal year. For purposes of a hypothetical termination occurring on December 31, 2007, our most recently completed fiscal year was 2006, which was a short fiscal year beginning on August 1, 2006 and ending on December 31, 2006. The amounts used in this severance calculation are based on the cash compensation paid in that short fiscal year. If a termination were to occur in 2008 or thereafter, the severance calculation would be based on the cash compensation paid for a later (and presumably longer) fiscal year, which could result in higher severance payments.

(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision coverage.
(5)	This amount is equal to three (3) times the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision coverage.
(7)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the total gross-up payments that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2007, within six months prior to or following a change in control.
(8)	If we terminate Mr. Walsh’s employment without “cause” or Mr. Walsh terminates his employment for “good reason” before December 31, 2008, Mr. Walsh is entitled to severance equal to any base salary that would have otherwise been payable to him through that date. This amount represents one year of Mr. Walsh’s base salary.
(9)	If we terminate Mr. Walsh’s employment without “cause” or Mr. Walsh terminates his employment for “good reason” before December 31, 2008, Mr. Walsh is entitled his 2007 and 2008 guaranteed minimum annual bonuses. He would otherwise be required to remain employed through the bonus payment dates in order to receive these bonuses. This amount represents Mr. Walsh’s guaranteed minimum annual bonuses for the 2007 and 2008 fiscal years.
(10)	This amount represents the value of 25,445 shares of otherwise unvested restricted stock, based on the closing price of our Class A common stock on December 31, 2007 ($21.55).
(11)	Of this amount, $548 represents the value of 25,445 shares of otherwise unvested restricted stock and $1,645 represents the value of 76,336 otherwise unvested RSUs, each based on the closing price of our Class A common stock on December 31, 2007 ($21.55).
(12)	This amount represents the value of 423,882 otherwise unvested Evercore LP partnership units, based on the closing price of our Class A common stock on December 31, 2007 ($21.55). Because Evercore LP partnership units are, under certain circumstances, exchangeable for shares of our Class A common stock on a one-for-one basis, the fair market value of the Evercore LP partnership units is assumed for this purpose to be equal to the fair market value of our Class A common stock.
(13)	Pursuant to Mr. Taylor’s employment agreement, on December 31, 2007 Mr. Taylor became contractually entitled to a bonus payment of $2,250 in respect of 2007 service. Because, as of December 31, 2007, this amount was payable whether or not Mr. Taylor’s employment terminated, it is not shown in this table.
(14)	If we terminate Mr. Taylor’s employment for a reason other than (1) his conviction or guilty plea to a criminal offense involving (a) violence, (b) dishonesty or (c) which results in a custodial sentence and is likely to bring us or our affiliates into disrepute, (2) he commits a serious or persistent breach of contract of employment or causes us or our affiliates to commit a serious or persistent breach of the applicable rules and regulations of the UK Financial Services Authority or (3) he is disqualified from holding office in our company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986, then Mr. Taylor will receive compensation equal to his base salary, the cost of providing the other benefits and any bonuses (or other additional incentive payments) to which he is contractually entitled, in each case in such amount as he would otherwise have been entitled to receive for the unexpired portion of the initial employment term. Thus, of this amount, $577 represents the amount of his base salary that would otherwise have been paid to Mr. Taylor for the unexpired portion of the initial employment term, $463 represents the cost of other benefits to which Mr. Taylor would otherwise have been entitled for the unexpired portion of the initial employment term, and $0 represents the amount of bonuses that would otherwise have been paid to Mr. Taylor during the unexpired portion of the initial employment term. In calculating severance for Mr. Taylor, we have assumed no bonus is payable in respect of fiscal year 2008 and that no additional incentive arrangements have been adopted, as no such bonus or incentive arrangement is guaranteed. Payments are in Pounds Sterling and have been converted into U.S. dollars at the average exchange rate of $1.99 to £1 for the period December 19, 2007 through December 31, 2007.

Employment Agreements

Employment Agreements with Messrs. Altman and Beutner

We have entered into substantially similar employment agreements with each of Messrs. Altman and Beutner (each, for purposes of the summary of these two agreements only, an “Executive”). Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman serves as a Chief Executive Officer, Co-Chairman of the Board and director, for a term of three years, subject to automatic, successive one-year extensions thereafter unless either party gives the other 60 days prior notice that the term will not be extended. On April 7, 2008, Mr. Beutner announced his resignation, including as a member of our board of directors.

Each employment agreement provides for an annual base salary of $500,000 and a guaranteed annual bonus payment of $500,000 on a fixed date following the end of each fiscal year (the “guaranteed annual bonus”). For 2007, provided that the annual percentage increase in adjusted net income per share (as defined in the agreement) compared to 2006 is greater than 5%, Messrs. Altman and Beutner are entitled to receive a profit annual bonus, in an amount equal to one plus the percentage increase in our adjusted net income per share for such fiscal year compared to the base net income per share (as defined in the agreement) for such fiscal year multiplied by $2.50 million. In determining adjusted income per share, net income per share for 2006 and 2007 was adjusted to reflect the introduction by us of an equity component into our executive bonus arrangements as if such equity component had been adopted in 2006. In addition, in determining adjusted net income per share, the Compensation Committee has the discretion to exclude the costs of new initiatives. For 2008 and future years, Mr. Altman’s profit annual bonus will be determined in the discretion of the Compensation Committee. Up to 50% of the profit annual bonus payable to Messrs. Altman and Beutner may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate as may be applicable to restricted securities issued to our other Senior Managing Directors, which would accelerate upon death, disability, change in control or retirement eligibility).

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by the Executive; (3) such employee benefits, if any, as to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to the Executive’s earned but unpaid guaranteed annual bonus and profit annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (5) pro-rated portions of the guaranteed annual bonus and profit annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonuses are payable, relative to 12 months.

If an Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by the Executive for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with certain restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary, (2) his guaranteed annual bonus and (3) his average profit annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to the Executive’s earned but unpaid guaranteed annual bonus and profit annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (D) pro-rated portions of the guaranteed annual bonus and profit annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonuses are payable, relative to 12 months. The Executive would also be entitled to receive continued coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following our change in control), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of our change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to Messrs. Altman and Beutner are conditioned on their continued compliance with certain confidentiality, non-solicitation and proprietary information covenants following their termination of employment with us.

For purposes of the employment agreements of Messrs. Altman and Beutner, “cause” means the occurrence of: (i) the Executive’s breach of a material obligation under the governing documents of our entities, (ii) the Executive’s conviction of, or plea of guilty or nolo contendere in respect of any felony, (iii) the Executive’s perpetration of a fraud against us, (iv) the Executive’s willful and continued failure to perform his duties to us, or (v) any willful misconduct by the Executive which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of the employment agreements of Messrs. Altman and Beutner, “good reason” means: (i) our failure to pay the Executive’s base salary, guaranteed annual bonus or profit annual bonus (if such amounts become payable to the Executive), (ii) the failure to re-elect the Executive as a member of the Board, (iii) any diminution is the Executive’s title or authority with us, or (iv) our failure to provide the Executive with certain employee benefits or perquisites as provided in the employment agreement.

In the event of a termination of an Executive’s employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any “accrued rights” (as defined above).

If a dispute arises out of the employment agreement with an Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution.

In addition, for each of Messrs. Altman and Beutner, if payments or benefits provided to the Executive under an employment agreement or any other plan or agreement in connection with our change in control result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Letter Agreement with Mr. Wezdenko

On June 29, 2007, we entered into a letter agreement with Mr. Wezdenko pursuant to which Mr. Wezdenko agreed to remain employed by us until September 30, 2007. In addition, Mr. Wezdenko continued to receive his annual base salary of $500,000 until December 31, 2007 and, in lieu of any bonus with respect to 2007, was paid $400,000 during 2008. We also agreed to provide Mr. Wezdenko health benefits at the same cost to Mr. Wezdenko as then-current employees until June 30, 2008. At the completion of his employment with us, Mr. Wezdenko’s unvested 2,250 restricted stock units and 77,155 Evercore LP partnership units were not forfeited and continue to vest (i) when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement, (ii) a change of control of Evercore or (iii) two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of ours, Evercore LP or any of its subsidiaries within a 10-year period following the IPO. In addition, the partnership units and RSUs will vest upon Mr. Wezdenko’s death or disability. Any vested shares of our Class A common stock or Evercore LP partnership units held by Mr. Wezdenko will remain subject to transfer restrictions until the fifth anniversary of our IPO. Mr. Wezdenko is required to comply with certain confidentiality, non-solicitation and proprietary information covenants following his termination of employment.

Letter Agreement with Mr. Walsh

On June 5, 2007, we entered into a letter agreement with Mr. Walsh pursuant to which Mr. Walsh is to be employed as our Chief Financial Officer. Pursuant to such letter agreement, Mr. Walsh will receive an annual base salary of $500,000 and an annual guaranteed incentive bonus of $1,000,000 in each of fiscal years 2007 and 2008. Mr. Walsh’s salary and bonus are subject to annual review by our Chief Executive Officer and will be payable after 2008 in a manner that is commensurate with his position.

Mr. Walsh’s employment with us is “at-will” and may be terminated by either party at any time, provided, however that Mr. Walsh is obligated to give at least thirty day’s advance written notice if he intends to terminate the agreement. In the event that Mr. Walsh’s employment is terminated by us without “cause” (as defined below) or by him for “good reason” (as defined below) prior to the date on which he receives his annual incentive bonus for the 2008 fiscal year, Mr. Walsh will be entitle to receive (1) any unpaid portion of his 2007 and 2008 base salary, and (2) any unpaid portion of his 2007 and 2008 annual guaranteed incentive bonuses. Upon termination of the agreement for any reason after 2008, Mr. Walsh is entitled to any unpaid base salary through the date of his termination.

For purposes of the letter agreement with Mr. Walsh, “cause” means: (i) Mr. Walsh’s breach of any restrictive covenants or other post-employment covenants applicable to him or any of the our governing documents, (ii) Mr. Walsh’s conviction of, or plea of guilty or nolo contendere in respect of any felony, (iii) Mr. Walsh’s perpetration of a fraud against us, (iv) Mr. Walsh’s willful and continued failure to perform his duties to us, or (v) any willful misconduct by Mr. Walsh which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of the letter agreement with Mr. Walsh, “good reason” means: (1) our failure to pay Mr. Walsh’s base salary, benefits or annual bonus (if such amounts become payable to him), (2) a relocation of Mr. Walsh’s principal place of employment with us outside of New York, NY, or (3) the failure of a successor to all or substantially all of our assets to assume our obligations under Mr. Walsh’s letter agreement.

Services Agreement with Mr. Taylor

In connection with the acquisition of Braveheart, we entered into a Services Agreement with Mr. Taylor, our Co-Vice Chairman, on July 31, 2006, which provides for an annual salary of £300,000, an annual guaranteed minimum bonus of $2,250,000 for the fiscal years ending December 31, 2006 and 2007 and appropriate incentive arrangements for the period thereafter. Mr. Taylor’s employment with us is for an initial period expiring on December 19, 2008. Pursuant to the Services Agreement, if Mr. Taylor terminates his employment for reasons other than breach of contract by us, bonus payments not yet due will not be paid. If Mr. Taylor terminates his employment due to death, his dependents will receive the bonus described above for the year in which the employment ceases. Mr. Taylor will be entitled to customary benefits, welfare and retirement plans commensurate with his position and will be entitled to the free use of a personal car and a driver for travel between home and office and other business matters. In the event a Senior Managing Director of ours ceases to be employed and his or her equity in Evercore LP is reallocated to those who were Senior Managing Directors prior to the IPO, Mr. Taylor will be included in this group and will receive Class A common stock in connection with such distribution.

If we terminate Mr. Taylor’s employment for reasons other than (1) his conviction or guilty plea to a criminal offense involving (a) violence, (b) dishonesty or (c) which results in a custodial sentence and is likely to bring us or our affiliates into disrepute, (2) if he commits a serious or persistent breach of contract of employment or causes us or our affiliates to commit a serious or persistent breach of the applicable rules and regulations of the UK Financial Services Authority or (3) if he is disqualified from holding office in our company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986, then Mr. Taylor will receive compensation equal to the base salary and cost of providing the other benefits he would otherwise have been entitled to receive for the unexpired portion of the initial employment term.

Mr. Taylor is also subject to customary confidentiality obligations and a non-competition obligation to extend six months after the earlier of termination of employment or notice of Mr. Taylor’s desire to terminate employment.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A issued in connection with our 2008 annual meeting of stockholders and in our Annual Report of Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

Anthony N. Pritzker, Chairman

Curt Hessler

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Anthony N. Pritzker (Chairman), Curt Hessler and Francois de Saint Phalle. Our Chief Executive Officer participates in discussions with the Compensation Committee and makes recommendations to it, but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have our Chief Executive Officer participate in these determinations, because his evaluations and recommendations with respect to the compensation and benefits paid to executives are valuable to the Compensation Committee.

None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 9, 2008, information regarding the beneficial ownership of Evercore LP partnership units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our Named Executive Officers and (4) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our Class A common stock that will vest and be delivered within 60 days of April 9, 2008, are deemed outstanding for calculating the percentage of outstanding shares of the person holding such shares, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (i) 20,066,671 Evercore LP partnership units outstanding excluding partnership units held by Evercore Partners Inc., (ii) 11,449,214 shares of our Class A common stock issued and outstanding, and (iii) 51 shares of our Class B common stock issued and outstanding as of April 9, 2008. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore Partners, 55 East 52nd Street, 38th floor, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Evercore LP Partnership Units Beneficially Owned†		Shares of Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Evercore LP Units	Percentage of Evercore LP Units	Number of Shares of Class B Common Stock Beneficially Owned††	Percentage of Combined Voting Power of Evercore Partners Inc.
Principal Stockholders

5% Stockholders
Baron Capital Group, Inc.(1)	1,096,659	9.6	—	—	—	3.5
Mazama Capital Management, Inc.(2)	669,200	5.8	—	—	—	2.1
Royce & Associates, LLC(3)	836,200	7.3	—	—	—	2.7
Wellington Management Company(4)	1,312,422	11.5	—	—	—	4.2
Wells Fargo & Company(5)	1,139,863	10.0	—	—	—	3.6

Directors
Roger C. Altman(6)	—	—	2,904,779	14.5	4	18.8	(7)
Austin Beutner(8)	—	—	3,032,005	15.1	3	18.8	(7)
Pedro Aspe(9)	—	—	146,613	*	2	*
Francois de Saint Phalle(10)	50,000	*	—	—	—	*
Gail B. Harris(11)	25,000	*	—	—	—	*
Curt Hessler(12)	5,000	*	—	—	—	*
Anthony N. Pritzker(13)	170,000	1.5	—	—	—	*

Named Executive Officers who are not Directors
Eduardo Mestre(14)	—	—	1,137,865	5.7	2	3.6
Bernard J. Taylor(15)	1,519,197	13.3	—	—	—	4.8
Robert Walsh(16)	—	—	—	—	—	—
David Wezdenko(17)	—	—	201,903	1.0	1	*
Directors and Executive Officers as a Group (11 Persons)	1,769,197	15.5	7,376,886	36.8	13	29.0

*	Less than 1%.

(†)	The vested partnership units of Evercore LP are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.
(††)	Each holder of Class B common stock, as such, shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Evercore LP partnership unit held by such holder.
(1)	Based on information set forth in Amendment No. 2 to Schedule 13G, dated February 14, 2008 (the “Baron 13G”), filed with the SEC by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”) and Ronald Baron. The address of each of these beneficial owners is 767 Fifth Avenue, New York, New York 10153. The Baron 13G reflects that (i) BCG has shared voting power with respect to 952,603 shares of Class A common stock and shared dispositive power with respect to 1,096,659 shares of Class A common stock, (ii) BAMCO has shared voting power with respect to 920,503 of such shares and shared dispositive power with respect to 1,063,759 of such shares, (iii) BCM has shared voting power with respect to 32,100 of such shares and shared dispositive power with respect to 32,900 of such shares, (iv) BGF has shared voting power with respect to 863,400 of such shares and shared dispositive power with respect to 863,400 of such shares and (v) Ronald Baron has shared voting power with respect to 952,603 of such shares and shared dispositive power with respect to 1,096,659 of such shares. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. Bamco and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.
(2)	Based on information set forth in Schedule 13G, dated February 8, 2008 (the “Mazama 13G”), filed with the SEC by Mazama Capital Management, Inc. (“Mazama”), a registered investment advisor. Mazama’s address is One Southwest Columbia Street, Suite 1500, Portland, Oregon, 97258. The Mazama 13G reflects that Mazama has sole voting power with respect to 362,500 shares of Class A common stock and sole dispositive power with respect to 669,200 shares of Class A common stock.
(3)	Based on information set forth in Schedule 13G, dated January 28, 2008, filed with the SEC by Royce & Associates, LLC (“Royce”), a registered investment advisor. Royce’s address is 1414 Avenue of the Americas, New York, NY 10019.
(4)	Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 14, 2008, filed with the SEC by Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 1,312,422 shares of our Class A common stock, which are held of record by clients of Wellington Management. Wellington Management disclosed that it has shared voting power with respect to 705,123 shares of our Class A common stock and shared dispositive power with respect to 1,312,422 shares of our Class A common stock. Wellington Management’s address is 75 State Street, Boston, Massachusetts 02109.
(5)	Based on information set forth in Schedule 13G filed with the SEC on March 10, 2008 by Wells Fargo & Company (“Wells Fargo”), an investment advisor, on behalf of certain of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Peregrine Capital Management, Inc. and Wells Fargo Bank, National Association. Wells Fargo disclosed that it has sole voting power with respect to 850,406 shares of our Class A common stock and sole dispositive power with respect to 1,139,863 shares of our Class A common stock. The address of each of these beneficial owners is 525 Market Street, San Francisco, CA 94105.
(6)	Certain of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family. Mr. Altman disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts. Does not include 82,671 unvested RSUs granted to Mr. Altman under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(7)	Messrs. Altman and Beutner have agreed to vote together with respect to all matters submitted to stockholders.
(8)	Certain of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Beutner are held by trusts benefiting his family. Mr. Beutner disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts. Does not include 82,671 unvested RSUs granted to Mr. Beutner under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(9)	Includes 146,613 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe has voting power that are for the economic benefit of certain directors and employees of Protego. Mr. Aspe disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust. Does not include 1,382,148 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or investment power, that are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. Does not include 38,026 RSUs granted to Mr. Aspe under the Evercore Partners Inc. 2006 Stock Incentive Plan.

(10)	Does not include 2,381 unvested RSUs granted to Mr. de St. Phalle under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(11)	Does not include 2,381 unvested RSUs granted to Ms. Harris under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(12)	Does not include 2,381 unvested RSUs granted to Mr. Hessler under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(13)	Includes 170,000 unvested shares of Class A common stock owned by New World Opportunity Partners II, LLC, a Delaware limited liability company (“NWOP II”). Mr. Pritzker may be deemed to control NWOP II by virtue of Mr. Pritzker being the manager of NWOP II. Mr. Pritzker expressly disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Does not include 2,381 unvested RSUs granted to Mr. Pritzker under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(14)	Includes 423,882 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “RELATED PARTY TRANSACTIONS—Evercore LP Partnership Agreement.” Certain of the Evercore LP units and one share of Class B common stock listed as beneficially owned by Mr. Mestre are held by a trust benefiting his family. Mr. Mestre disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust. Does not include 56,785 unvested RSUs granted to Mr. Mestre under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(15)	Does not include 30,132 unvested RSUs granted to Mr. Taylor pursuant to his service agreement under our 2006 Stock Incentive Plan.
(16)	Does not include 76,336 unvested RSUs or 25,445 unvested shares of restricted stock that Mr. Walsh does not have the power to vote, each of which was granted to Mr. Walsh in connection with the terms of his letter agreement, and does not include 5,116 unvested RSUs. All equity grants made to Mr. Walsh were made under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(17)	Does not include 4,927 vested RSUs granted to Mr. Wezdenko under our 2006 Stock Incentive Plan. Includes 77,155 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “RELATED PARTY TRANSACTIONS—Evercore LP Partnership Agreement.” Mr. Wezdenko ceased service as an employee and named executive officer of ours effective September 30, 2007. See “—Letter Agreement with Mr. Wezdenko” above for more information.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the Investor Relations link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2007 with management and with Deloitte & Touche, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte & Touche and those responsible for our internal audit function, in each case without the presence of management;

•

discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61—Communication with Audit Committees (as modified by SAS 90), including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•

received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 (independence discussions with audit committees) and has discussed with Deloitte & Touche its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for 2007 for filing with the SEC.

Audit Committee:

Curt Hessler, Chairman

Gail Block Harris

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche served as our independent registered public accounting firm for 2007. Our Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2008, as well as an audit of our internal control over financial reporting for 2008. Representatives of the firm of Deloitte & Touche are expected to be present at our annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The following table sets forth approximate aggregate fees billed to us for the years ended December 31, 2007 and 2006 by Deloitte & Touche:

	2007	2006
Audit	3,651,817	3,679,328
Audit Related	1,212,418	237,294
Tax	725,000	362,145
All Other	513,274	2,117,083

Total	6,102,509	6,395,850

Audit fees include fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act, professional services rendered for the audit of our consolidated financial statements, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

Audit Related fees include fees for assurance and related services related to due diligence involving mergers and acquisitions, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees include fees for services related to tax compliance, tax planning and tax advice related to the 2007 and 2006 fiscal year.

All Other fees for 2007 consist primarily of fees related to accounting advice relating to the acquisition of our Mexican subsidiary. All other fees for 2006 consist primarily of fees related to our IPO.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte & Touche for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte & Touche provides or where there is another compelling rationale for using Deloitte & Touche. All audit, audit-related and permitted non-audit services for which Deloitte & Touche was engaged for the years ended December 31, 2006 and 2007 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order for a stockholder proposal to be included in our proxy statement to be issued in connection with our 2009 annual meeting, that proposal must be received by our Corporate Secretary no later than January 1, 2009 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders). If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting.

In addition to including their proposal in our proxy materials, stockholders may wish to submit proposals at the 2009 annual meeting, but in order for such proposals to be deemed timely, such proposals must be received by our Corporate Secretary (A) between February 3, 2009 and March 5, 2009 or (B) in the event that our 2009 annual meeting of stockholders is held prior to May 13, 2009 or after August 13, 2009, notice by the stockholder must be so received not earlier than 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact our Corporate Secretary at the following address or telephone number: 55 East 52nd Street, 38th floor, New York, New York 10055, (212) 857-3100. If you want to receive separate copies of the proxy statement or the annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Secretary

Dated: April 29, 2008

☒	Votes must be indicated (x) in Black or Blue ink. Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE

		FOR	WITHHELD
1.	To elect six directors for terms of one year each, to serve until their successors have been duly elected and qualified;	ALL	FOR ALL	2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.
		☐	☐

Nominees:

01 Roger C. Altman
	02 Pedro Aspe			When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified. If no choice is specified, this proxy will be voted “FOR ALL” nominees. The Proxies are also authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
03 Francois de St. Phalle
04 Curt Hessler
05 Gail B. Harris and
06 Anthony N. Pritzker
*(Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the following blank line.)
*Exceptions

Signature	Signature	Date

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his/her title.

FOLD AND DETACH HERE

EVERCORE PARTNERS INC.

The undersigned hereby appoints ROGER C. ALTMAN AND ADAM B. FRANKEL, and each of them, proxies for the undersigned, with full power of substitution, and authorizes each of them to represent and vote all shares of the Class A Common Stock and all shares of the Class B Common Stock (if any), of EVERCORE PARTNERS INC. (the “Company”) owned by the undersigned on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on Tuesday, June 3, 2008 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the six nominees for directors. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement, describing more fully the matters set forth herein.

(continued and to be signed and dated on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your EVERCORE PARTNERS INC. account online.

Access your EVERCORE PARTNERS INC. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for EVERCORE PARTNERS INC. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymelon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time